Exhibit 99.1
MATADOR RESOURCES COMPANY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DALLAS, Texas, January 28, 2025 -- Matador Resources Company (NYSE: MTDR) (“Matador”) today announced the appointment of Paul W. Harvey to its Board of Directors (the “Board”). Mr. Harvey is the former Chief Investment Officer and Senior Portfolio Manager and current Private Wealth Advisor with Vaquero Private Wealth in Dallas, Texas. Mr. Harvey has more than four decades of investment experience as both a portfolio manager and private wealth advisor with significant experience as an investor in oil and gas, including Matador. Before joining Vaquero Private Wealth, Mr. Harvey was a Managing Director of BlackRock, Inc., leading a large team of professionals responsible for providing investment solutions to high-net-worth individuals and institutions. Previously, he served as Regional Director and Portfolio Manager with Merrill Lynch Asset Management, where he developed customized portfolios for individual clients and oversaw a regional team of portfolio managers.

“Paul's experience working with retail investors and family offices will bring valuable insights to the Board,” said Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer. “Paul has been a shareholder in Matador or its predecessor for over 40 years and has been actively engaged in assisting with shareholder communications. We look forward to continuing to work with Paul as a Board member and taking advantage of his extensive business experience and long affiliation with Matador.”

Mr. Harvey earned a Master of Business Administration with a concentration in Finance from Southern Methodist University’s Cox School of Business and Bachelor of Business Administration in Finance from the University of Texas at Austin. Mr. Harvey holds the Chartered Financial Analyst designation and has earned the Certified Private Wealth Advisor certification.

The Board has appointed Mr. Harvey to serve on the Audit Committee, the Capital Markets and Finance Committee and the Marketing and Midstream Committee.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Senior Vice President – Investor Relations
investors@matadorresources.com
(972) 371-5225